Exhibit 2.1
PURCHASE AND SALE AGREEMENT
between
GENERAL ELECTRIC CAPITAL CORPORATION,
a Delaware corporation
(“GECC”)
and
TRIZEC HOLDINGS OPERATING LLC,
a Delaware limited liability company
(“Purchaser”)
Dated as of December 19, 2005

i

Exhibit A – Owned Land
Exhibit B – Ground Lease
Exhibit C – Purchase Price Allocation
Exhibit D – Form of Deed
Exhibit E – Form of Assignment of Ground Lease
Exhibit F – Form of Bill of Sale
Exhibit G – Form of Assignment of Leases
Exhibit H – Form of Assignment of Contracts
Exhibit I – Form of Tenant Estoppel
Exhibit J – Form of FIRPTA Certificate
Exhibit K – Copy of Draft Merger Agreement

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INDEX OF DEFINED TERMS

Agreement	1
Arden	1
Assignment of Contracts	8
Assignment of Leases	8
Bill of Sale	8
Closing	7
Confidential Documents	9
Confidentiality Agreement	32
Construction Contracts	3
Data Room	5
Deed	8
Draft Merger Agreement	4
Effective Date	1
Environmental Requirements	31
ERISA	21
GECC	1
Ground Lease	2
Ground Lease Assignment	8
Hazardous Materials	30
Improvements	2
Intangibles	3
Land	2
Leased Land	2
Leases	2
Leasing Agreements	9
Marks	37
Merger Agreement	1
Mergers	1
Mold	31
Mold Condition	31
OFAC	21
Operating Agreements	2
Order	21
Owned Land	2
Permitted Exceptions	6
Personal Property	2
Project	3
Property	3
Property Information	6
Purchase Price	3
Purchased LLC Interest	3
Purchaser	1
Real Property	3
Rents	2
Security Deposits	2
Seller	2
SNDAs	20
Tenant Estoppels	19
Tenant Notice	9
Title Company	7
Title Information	6

iii

PURCHASE AND SALE AGREEMENT
          THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 19th day of December, 2005 (the “Effective Date”), by and between GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GECC”), and Trizec Holdings Operating LLC, a Delaware limited liability company (“Purchaser”).
RECITALS
          A. Affiliates of GECC and Purchaser are negotiating that certain Agreement and Plan of Merger by and among Arden Realty, Inc., Arden Realty Limited Partnership, GECC, Atlas Merger Sub, Inc., Atlas Partnership Merger Sub, Inc., Trizec Properties, Inc. (“Trizec”) and Purchaser (the final executed version of which, as the same may be amended, is herein referred to as the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
          B. The Merger Agreement relates to proposed transactions (the “Mergers”), following the consummation of which, GECC or its affiliates shall own or control the surviving entity or entities which shall succeed to the ownership of the properties then owned, directly or indirectly, by the company presently known as Arden Realty, Inc. through its affiliate Arden Realty Limited Partnership (collectively, “Arden”), including but not limited to the Property (as defined below).
          C. In connection with the Mergers, GECC desires to sell or cause the sale of the Property to Purchaser and Purchaser desires to purchase the Property on the terms and conditions set forth herein.
          D. Purchaser acknowledges that (i) except as expressly set forth in this Agreement, the obligation of Purchaser to close the transaction contemplated hereby shall be absolute and unconditional, (ii) GECC is relying on Purchaser’s agreements set forth herein in entering into the Merger Agreement and (iii) but for Purchaser’s agreement to purchase the Property on the terms set forth herein, GECC would not enter into the Merger Agreement.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, GECC and Purchaser hereby agree as follows:
ARTICLE 1
PURCHASE AND SALE
          SECTION 1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, GECC agrees to cause the entity or entities holding title to the Property prior to the Closing (herein referred to, individually and collectively, as “Seller”) to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following:
          (a) those certain parcels of land situated in Los Angeles and San Diego Counties in the State of California more particularly described in Exhibit A (including Exhibits A-1 through A-14), attached hereto and made a part hereof, together with all rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys, walkways, throughways, strips, gores, public ways, development rights, easements or rights-of-way (the property described in this clause (a) of this Section 1.1 being herein referred to collectively as the “Owned Land”);
          (b) any and all right, title and interest of Seller as the lessee or sublessee under those certain ground leases described on Exhibit B (the leasehold interests described in this clause (b) of this Section 1.1 being herein referred to collectively as the “Ground Leases”; the land covered by such Ground Leases being herein referred to collectively as the “Leased Land”; the Owned Land and the Leased Land being herein referred to collectively as the “Land”).
          (c) the buildings, structures, fixtures, support systems, surface parking lots, parking structures and garages and other improvements affixed to or located on the Land, excluding fixtures owned by tenants (the property described in this clause (c) of this Section 1.1 being herein referred to collectively as the “Improvements”);
          (d) all tangible personal property located upon the Land or within the Improvements and owned by Seller, including, without limitation, any and all appliances, furniture, art work, planters, canopies, carpeting, draperies and curtains, tools and supplies, inventories, equipment and other items of personal property owned by Seller (excluding cash and any software, URL domain names and websites relating to the Property), located on and used primarily in connection with the operation of the Land and the Improvements (the property described in this clause (d) of this Section 1.1 being herein referred to collectively as the “Personal Property”);
          (e) the leases, licenses and occupancy agreements covering all or any portion of the Land and Improvements, to the extent they are in effect on the date of the Closing (as such term is defined in Section 4.1 hereof) (the property described in this clause (e) of this Section 1.1 being herein referred to collectively as the “Leases”), together with all rents and other sums due thereunder from and after the date of the Closing (collectively, the “Rents”) and any and all guaranties and security deposits relating to the Leases which are in effect or have not been forfeited, as applicable, as of the Closing (collectively, the “Security Deposits”);
          (f) to the extent assignable in each instance (i) all contracts and agreements (collectively, the “Operating Agreements”) relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property which shall extend beyond the Closing Date and which relate primarily to the Land, Improvements or Personal Property (as opposed to any other assets of Seller or any Affiliate of Seller)

including specifically, without limitation, all assignable equipment leases, except for such Operating Agreements that are terminated at the request of Purchaser prior to Closing pursuant to Section 4.2(m), (ii) all contracts and agreements (collectively, the “Construction Contracts”), relating to construction at the Property which shall extend beyond the Closing Date together with any plans, specifications, and other tangible or intangible personal property related thereto, (iii) all existing warranties and guaranties (express or implied) issued to or held by Seller in connection with the Improvements or the Personal Property, and (iv) all existing permits, licenses, approvals and authorizations issued by any governmental authority in connection with the Property and (v) the right, which may be non-exclusive, to the identifying name, if any, of each of the Improvements, subject to the provisions of Section 10.19 below (the property described in this clause (f) of this Section 1.1 being sometimes herein referred to collectively as the “Intangibles”); and
          (g) any interest in Redemption Core Property I LLC or Redemption Core Property II LLC (each as defined in the Merger Agreement) that is not issued to Purchaser in connection with the redemption of the Exchange OP Units (as defined in the Merger Agreement) pursuant to Section 2.02 of the Merger Agreement (such interests, the “Purchased LLC Interests”) .
          SECTION 1.2 Property Defined. The Land and the Improvements are hereinafter sometimes referred to collectively as the “Real Property” The Land, the Improvements, the Personal Property, the Leases and the Intangibles are hereinafter sometimes referred to collectively as the “Property.” Any particular portion of the Property comprising a separate office project is referred to generically as a “Project” and any such Project’s component may sometimes be referred to herein by its identifying description on each of Exhibit A-1 through A-14, or Exhibit B, e.g. the “World Savings Bank Project.” The Property shall not include any Project that is transferred to either Redemption Core Property I LLC or Redemption Core Property II LLC pursuant to the Merger Agreement, other than for purposes of (i) the proration and other provisions of Section 4.4 and (ii) the transaction taxes and other closing costs provided for in Section 4.5, in which provisions “Property” shall be deemed to include any Project that is transferred to either Redemption Core Property I LLC or Redemption Core Property II LLC pursuant to the Merger Agreement. Purchaser and Seller shall correct any of the legal descriptions set forth on Exhibits A-1 to A-14 to conform to the legal descriptions contained in any surveys or title commitments obtained by Purchaser with respect to the Projects, subject to GECC’s reasonable approval.
          SECTION 1.3 Purchase Price. GECC agrees to sell (or cause the sale by Seller) and Purchaser agrees to purchase the Property for the amount equal to (i) one billion six hundred twenty six million dollars ($1,626,000,000.00) minus (ii) an amount equal to the product of (x) the aggregate number of Exchange OP Units (as defined in the Merger Agreement) times (y) the Company Common Share Merger Consideration (as defined in the Merger Agreement) minus (iii) the principal amount of the Redemption Core Property I Debt as of the Closing Date (the “Purchase Price”). At the Closing, Purchaser shall assume the Redemption Core Property I Debt in the event that no Partnership Units (as defined in the Merger Agreement) are tendered in the Exchange (as defined in the Merger Agreement). Exhibit C sets forth the preliminary allocations of the Purchase Price to each Project comprising the Property. Purchaser shall be entitled to revise the preliminary allocations of the Purchase Price prior to Closing, with GECC’s prior written consent, which consent may not be unreasonably withheld; provided, however, that such revised allocations shall not differ substantially from the preliminary allocations set forth on Exhibit C hereto; and provided further, that it shall not be a condition to GECC’s, Seller’s or Purchaser’s obligations to consummate the transactions contemplated hereby that GECC consent to the revised allocations.
          SECTION 1.4 Termination of Merger Agreement(a) . (a) Purchaser acknowledges that it has received a copy of the draft Merger Agreement dated December 19, 2005 attached hereto as Exhibit K (the “Draft Merger Agreement”), but that the Merger Agreement has not been executed and delivered. Purchaser further acknowledges that neither GECC nor its affiliates are the current owners of the Property and that prior to the closing of the Mergers, GECC’s sole rights and remedies with respect to the Property shall be as provided in the Merger Agreement. In the event (a) that on or before 8:00 a.m., Eastern Standard Time, on December 20, 2005, GECC or its affiliate and Arden do not enter into the Merger Agreement or (b) following the execution and delivery thereof, the Merger Agreement is terminated for any reason whatsoever, then, in either event, this Agreement shall automatically terminate and the parties shall have no further liability to each other under this Agreement except for those obligations hereunder that expressly survive termination of this Agreement. Without limiting the foregoing, GECC agrees that Sections 2.01, 2.02, 2.03, 2.08, 7.01, 8.03(b), 8.05, 8.06, 8.08, 8.12, 9.02(e) (but not including the definition of “Material Adverse Effect” set forth in Section 1.01), and 9.04 (to the extent such Sections relate to the Property or affect the rights and obligations of Purchaser), the date set forth in Section 10.01(c), 10.02, the amount of the Termination Fee set forth in Section 10.03(b)(i) and the amount of Parent Expenses set forth in Section 10.03(c) of the final Merger Agreement shall not differ from the corresponding provisions of the Draft Merger Agreement without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed.
     (b) GECC makes no representation or warranty that it will enter into the Merger Agreement, that the Merger Agreement will remain in effect or that the closing of the Mergers will occur. For the avoidance of doubt, the parties acknowledge and agree that the closing of the Mergers may not occur, and the Merger Agreement may be terminated, for many reasons, including, but not limited to, the failure of Arden to obtain shareholder approval of the Mergers, the failure of any party to the Merger Agreement to obtain the necessary approvals required in connection with the Mergers from governmental agencies or other third parties having the right to approve such transaction, the occurrence of an “Adverse Recommendation Change” or in order for the Company to enter into a definitive agreement for a “Superior Proposal” (as such terms are defined in the Merger Agreement), the exercise by a party to the Merger Agreement of a right to terminate the Merger Agreement, the failure of any condition precedent to such closing under the Merger Agreement, the mutual agreement of the parties to the Merger Agreement and/or the default by one or more parties under the Merger Agreement. Without limitation on the foregoing, it shall not constitute a default by GECC under this Agreement if GECC fails or is unable to perform any obligation set forth in this

Agreement due to (i) any default by Arden or its affiliate under the Merger Agreement, (ii) the failure or inability of GECC to perform such obligation due to the limitations or restrictions set forth in the Merger Agreement, or (iii) any provision of the Merger Agreement which is in conflict or inconsistent with this Agreement. GECC shall have no obligation to pursue any remedy it may have under the Merger Agreement, including, without limitation, the filing of any lawsuit or proceeding with respect thereto.
          (c) In the event that GECC receives payment of the Termination Fee or Parent Expenses pursuant to the terms of Section 10.03 of the Merger Agreement or GECC or any subsidiary of GECC receives payment of any damages or other compensation as a result of a breach by Arden Realty, Inc. or any of its subsidiaries under the Merger Agreement or in connection with any termination thereof, and provided Purchaser is not in default under this Agreement, the parties hereto agree that an amount equal to the lesser of (i) 25% of any payments so received by GECC and its subsidiaries and (ii) all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers, incurred by Purchaser and its affiliates in connection with the entering into of this Agreement and the Merger Agreement and the carrying out of any and all acts contemplated hereunder and thereunder up to an aggregate maximum amount under this clause (ii) of $25 million (“Purchaser Expenses”) shall be paid by GECC to Purchaser or its designee(s), within five (5) Business Days after Purchaser delivers to GECC a notice setting forth the amount of Purchaser Expenses, by wire transfer of immediately available funds.
          (d) The provisions of Sections 1.4(b) and (c) shall survive Closing or any termination of this Agreement.
          SECTION 1.5 Payment of the Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing by (i) wire transfer of immediately available funds to a bank account of Title Company designated by Title Company or GECC in writing to Purchaser prior to the Closing, and (ii) delivery by Purchaser to Title Company of instructions to cause such funds to be disbursed in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Title Company prior to the Closing.
ARTICLE 2
TITLE AND SURVEY
          SECTION 2.1 Access to Title and Survey Information. Purchaser acknowledges and agrees that prior to the execution and delivery of this Agreement, Purchaser has had access to the electronic data room (the “Data Room”) established in connection with the Mergers and has reviewed the information contained therein relating to title and surveys of the Property as well as the Ground Leases, Leases, Operating Agreements, and Construction Contracts together with any existing title insurance policies, surveys and other information not contained in the Data Room but provided to Purchaser relating to the Property (the “Title Information”).
          SECTION 2.2 Permitted Exceptions. The Property shall be conveyed subject only to the following matters, which are hereinafter referred to as the “Permitted Exceptions”:
          (a) those matters defined as Permitted Liens in the Merger Agreement (excluding any liens securing funded mortgage loan debt other than the Redemption Core Property Debt (as defined in the Merger Agreement));
          (b) any monetary liens or other matters for which GECC or Seller elect, in their sole and absolute discretion, to provide such assurances to the Title Company so that such matters do not appear as exceptions on any title insurance policy issued to Purchaser;
          (c) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the Closing Date, subject to adjustment as herein provided;
          (d) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property;
          (e) items shown on the Title Information (excluding any liens securing funded mortgage loan debt other than the Redemption Core Property Debt); and
          (f) items that would be shown on a current, on-the-ground survey of the Real Property.
ARTICLE 3
REVIEW OF PROPERTY
          SECTION 3.1 Deliveries. Purchaser acknowledges that prior to the execution and delivery hereof, Purchaser has been provided access to the Data Room and all of the information contained therein with respect to the Property and additional information and materials with respect to the Property provided to Purchaser (the “Property Information”).
          SECTION 3.2 Property Inspection. To the extent GECC has the right under the Merger Agreement to do so, and subject to any conditions set forth therein, GECC shall provide Purchaser the opportunity to make a physical inspection of the Real Property, including an inspection of the environmental condition thereof pursuant to the terms and conditions of this Agreement, to interview tenants of the Property, to conduct such non-invasive physical engineering and other studies and tests on or of the Property and to prepare surveys of the Projects as Purchaser deems appropriate in its sole discretion; provided, however, Purchaser understands and agrees that any on-site inspections of the Property shall occur during normal business hours, after reasonable prior notice to GECC, and shall be conducted so as not to interfere unreasonably with the use of the Property by the Seller thereof or its tenants or with the management of each Project by its respective property manager. The Seller, Arden and GECC each shall have the right to have a representative present during any such inspections and tenant interviews. If Purchaser desires to do any invasive testing at the Property, Purchaser shall do so only after notifying GECC and obtaining GECC’s prior written consent thereto, which consent may be withheld to the extent GECC is required to request permission for such testing from the Seller and is thereafter unable after using good faith efforts to obtain the right to perform such inspections. Furthermore, such inspections may be subject to terms and conditions imposed by Arden in accordance with the Merger Agreement or otherwise reasonably imposed by Arden, GECC or Seller. Without limiting the foregoing, Purchaser at its sole cost and expense shall maintain adequate liability insurance naming Arden, GECC and Seller as additional insureds and shall promptly restore any damage to the Property to its condition prior to any such inspections or tests. Upon request from GECC, Purchaser will furnish to GECC copies of any third-party reports received by Purchaser relating to any inspection of the Property, without representation or warranty of any kind. Purchaser agrees to protect, indemnify, defend and hold GECC, Arden, and Seller harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys’ fees), damages, injuries, liens or claims of lien arising out of or resulting from the inspection of the Property by Purchaser or its agents or consultants other than resulting from conditions that are discovered but not caused or aggravated by Purchaser, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless shall survive Closing or any termination of this Agreement. The results of any such inspections shall in no event permit Purchaser to terminate this Agreement or release Purchaser from its obligation to purchase the Property.
ARTICLE 4
CLOSING
          SECTION 4.1 Time and Place. The consummation of the transaction contemplated hereby (the “Closing”) shall be held at the offices of Sheppard, Mullin Richter & Hampton LLP in Los Angeles, California, or such other place as the parties shall mutually agree, on the date of the closing under the Merger Agreement, as such date may be extended according to the terms of the Merger Agreement or by agreement of the parties to the Merger Agreement; provided, however, that unless otherwise agreed to by the parties the Closing shall occur on or before the date the Mergers shall have been consummated pursuant to Section 10.01(c) of the Merger Agreement. At the Closing, GECC shall (or shall cause Seller to) and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3 hereof, the performance of which obligations shall be concurrent conditions; provided that the Deeds shall not be recorded until GECC receives confirmation that the Escrow Agent has authority to transfer the full amount of the Purchase Price, adjusted by prorations as set forth herein, to GECC upon receipt of GECC’s instruction to record the Deeds. The Closing shall be consummated through an escrow administered by a nationally recognized title insurance company selected by Purchaser and reasonably acceptable to GECC (“Title Company”), and the Purchase

Price and all recordable documents shall be deposited with the Title Company as escrowee. The parties acknowledge and agree that all of the Projects comprising the Property must be purchased and sold at the Closing. Purchaser and Seller agree to cooperate with each other in promptly preparing and signing instructions reasonably acceptable to the Title Company which set forth the procedures for delivery of documents and funds, recordation of documents, settlement statements, issuance of title policies and other matters to be handled by the Title Company. Such instructions may be separate instructions of Purchaser or Seller and/or joint instructions, and shall be consistent with and shall not alter any of the substantive provisions of this Agreement.
          The Closing shall take place immediately before the Effective Time and the Partnership Merger Effective Time (as such terms are defined in the Merger Agreement) or immediately thereafter so long as Purchaser has not breached any of its material obligations hereunder or under the Merger Agreement.
          Time is of the essence with respect to this Section 4.1.
          SECTION 4.2 Seller’s Obligations at Closing. At the Closing, GECC shall cause Seller to do the following with respect to each Project:
          (a) deliver to Purchaser a duly executed grant deed (the “Deed”) in the form attached hereto as Exhibit D, conveying the Owned Land and any Improvements thereon for the applicable Project, subject only to the Permitted Exceptions;
          (b) deliver to Purchaser, with respect to the Project(s) covered by the Ground Leases, a duly executed assignment (the “Ground Lease Assignment”) in the form of Exhibit E conveying the lessee’s or sublessee’s, as applicable, interest in the Ground Lease, subject only to the Permitted Exceptions;
          (c) deliver to Purchaser a duly executed bill of sale (the “Bill of Sale”) conveying the Personal Property relating to the applicable Project without warranty of title or use and without warranty, express or implied, as to merchantability and fitness for any purpose and in the form attached hereto as Exhibit F;
          (d) assign to Purchaser, and Purchaser shall assume, the landlord/lessor interest in and to the Leases, Rents and Security Deposits for the applicable Project, and any and all obligations to pay leasing commissions and finder’s fees with respect to the Leases and amendments, renewals and expansions thereof for the applicable Project (subject to Section 4.4(b)(iii)), by duly executed assignment and assumption agreement (the “Assignment of Leases”) in the form attached hereto as Exhibit G;
          (e) to the extent assignable, assign to Purchaser, and Purchaser shall assume, Seller’s interest in the Operating Agreements for the applicable Project which have not been terminated as of the Closing Date (or which have been terminated by notice to the service provider, but such termination is not yet effective) and the other Intangibles for the applicable Project by duly executed assignment and assumption agreement (the “Assignment of Contracts”) in the form attached hereto as Exhibit H;

          (f) join with Purchaser to execute a notice (the “Tenant Notice”) in the form attached hereto as Exhibit I which Purchaser shall send to each tenant under each of the Leases for the applicable Project promptly after the Closing, informing such tenant of the sale of the applicable Project and of the assignment to Purchaser of Seller’s interest in, and obligations under, the Leases (including, if applicable, any Security Deposits), and directing that all Rent and other sums payable after the Closing under each such Lease be paid as set forth in the notice;
          (g) deliver to Purchaser such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;
          (h) deliver to Purchaser a certificate in the form attached hereto as Exhibit J duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980, together with a California 593-C Certificate;
          (i) use commercially reasonable efforts to make available to Purchaser for pick-up at or as soon after the Closing as reasonably practicable, the Leases and the Operating Agreements, together with such leasing and property files and records, books, correspondence, plans, manuals, warranties, studies, drawings, writings, pictures, surveys, information and other documents, keys, and combinations in the Seller’s possession or control or the property manager’s possession or control, and same shall be made available in the property manager’s office at each Project, which relate to the continued operation, leasing and maintenance of such Project, but excluding any of Seller’s software, partnership or other corporate documentation, attorney/client privileged communications and similar proprietary or confidential information (collectively, the “Confidential Documents”);
          (j) deliver such affidavits and indemnities as may be customarily and reasonably required by the Title Company in order to issue its ALTA owner’s title policy with standard coverages for such Project, subject only to the Permitted Exceptions; i.e. not inclusive of any endorsements or special coverages required by Purchaser as to such Project, in a form reasonably acceptable to Seller and GECC;
          (k) deliver to Purchaser possession and occupancy of such Project, subject to the Permitted Exceptions;
          (l) execute a closing statement acceptable to Seller;
          (m) use commercially reasonable efforts, subject to the Merger Agreement and the terms and conditions of such agreements, to terminate (i) all Operating Agreements requested to be terminated by Purchaser, (ii) commission or similar agreements relating to leasing at the Property (the “Leasing Agreements”) and (iii) property management agreements, in each event only to the extent the same relate to the Property (and Purchaser shall assume any of such agreements not terminated as of the Closing, including, but not limited to, the obligations under any such agreements which survive termination such as by way of example, any obligation to pay additional leasing commissions, subject to the prorations and adjustments provided in Section 4.4 hereof). Neither GECC nor Seller shall have any obligation to terminate any such agreement which, by its nature, is not terminable (such as a lease commission agreement for a specific lease) or which may only be terminated by payment of a termination fee or similar charge. Notwithstanding the foregoing, at or prior to Closing, GECC shall terminate or cause the termination, as to the Property, of any property management or leasing agreement entered into with Arden or Seller or affiliates thereof;
          (n) deliver an assignment of the Purchased LLC Interests in a form reasonably acceptable to GECC and Purchaser;
          (o) deliver such documents as shall be reasonably required to consummate the assignment and assumption of the Redemption Core Property I Debt if Purchaser becomes obligated to purchase Redemption Core Property I under this Agreement; and
          (p) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement; provided, however, that in no event shall Seller or GECC be required to indemnify the Title Company, Purchaser, or any other party pursuant to any such documents, or undertake any other material liability not expressly contemplated in this Agreement, unless GECC or Seller, as applicable, elects to do so in its sole discretion.
          SECTION 4.3 Purchaser’s Obligations at Closing. At Closing, Purchaser shall:
          (a) pay to Seller the full amount of the Purchase Price, subject to prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.4 hereof;
          (b) join Seller in execution and delivery of the Assignment of Ground Lease, Assignments of Leases, Assignments of Contracts and Tenant Notices for each Project;
          (c) deliver to Seller such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;
          (d) deliver such affidavits, if any, as may be customarily and reasonably required by the Title Company to be delivered by a purchaser in a form reasonably acceptable to Purchaser;
          (e) execute a closing statement acceptable to Purchaser;
          (f) deliver such documents as shall be reasonably required to consummate the assignment and assumption of the Redemption Core Property I Debt if Purchaser becomes obligated to purchase Redemption Core Property I under this Agreement;

          (g) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement, provided, however, that in no event shall Purchaser be required to indemnify the Title Company, Seller, GECC, or any other party pursuant to any such documents, or undertake any other material liability not expressly contemplated in this Agreement, unless Purchaser elects to do so in its sole discretion; and
          (h) offer employment to the Property Employees (as defined in Section 10.20) on and subject to the terms set forth in Section 10.20.
          SECTION 4.4 Credits and Prorations.
          (a) All income and expenses of the Property shall be apportioned as of 11:59 p.m., on the day prior to the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs. Such prorated items shall include without limitation the following:
     (i) all Rents, if any, as and when collected;
     (ii) taxes and assessments (including personal property taxes on the Personal Property) levied against the Property, which shall be prorated in accordance with Section 4.4(b)(ii) below;
     (iii) utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (dated not more than fifteen (15) days prior to Closing) or, if unmetered, on the basis of a current bill for each such utility;
     (iv) all amounts payable under Operating Agreements or Construction Contracts which are assigned to Purchaser pursuant to Section 4.2(e);
     (v) all rents and other charges payable under the Ground Leases; and
     (vi) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the county in which each Project is located, including without limitation an allocation of employee costs for employees whose time (or a portion thereof) is allocable to the Property, consistent with Arden’s past practices.
     (b) Notwithstanding anything contained in Section 4.4(a) hereof:
     (i) At Closing, (A) Seller shall credit to the account of Purchaser the amount of all Security Deposits (to the extent such Security Deposits have not been applied against delinquent Rents or otherwise as provided in the Leases) and interest accrued thereon to the extent that the Leases or applicable law requires that the same bear interest, and (B) Seller shall be entitled to receive and retain such refundable cash and deposits. With respect to those Leases for which Seller is holding letters of credit or other non-cash instruments as security deposits,

Seller shall deliver such letters of credit or other non-cash instruments to Purchaser at Closing so that Purchaser and the applicable tenant can arrange to have the letters of credit or other non-cash instruments reissued in favor of Purchaser. Seller agrees to cooperate with Purchaser post-closing in connection with any reissuance of the letters of credit or other non-cash instruments and shall follow the reasonable directions from Purchaser post-closing in the event Purchaser wishes Seller to draw down any such letter of credit on Purchaser’s behalf; provided, however, that Purchaser shall defend, indemnify and hold Seller harmless from and against any claims, causes of action, loss, cost, expense or liability incurred by Seller or GECC in connection Seller’s compliance with any such directions with respect to any such letters of credit or other non-cash instruments following the Closing.
     (ii) Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments due and payable during the year of Closing for any Project have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year for any Project differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves within thirty (30) days after Purchaser presents to Seller a copy of the final tax bill, Purchaser’s calculation of the reproration of the taxes and assessments and appropriate back-up materials related to the calculation. In addition, Seller may inspect Purchaser’s books and records related to the Property to confirm Purchaser’s calculation. Seller shall receive the entire advantage of any discounts for the prepayment by it of any taxes, water rates or sewer rents. Seller shall be responsible for that portion of such taxes and assessments and any supplemental taxes and assessments levied against the 5670 Wilshire Project, the 707 Broadway Project and the Arden Towers at Sorrento Project that relate to periods prior to the Closing Date (whether payable before or after the Closing Date). Purchaser shall be responsible for the payment of any subsequent or supplemental taxes or assessments levied against any other Property and billed subsequent to Closing, including any subsequent or supplemental assessments relating to any change in ownership or completion of improvements after the Closing Date.
     (iii) Purchaser shall be responsible for (1) the payment of all Tenant Inducement Costs (as defined below) and leasing commissions which become due and payable (whether before or after Closing) as a result of any new Leases or any renewals or expansions of existing Leases in any event entered into or exercised, as applicable, following the Effective Date in accordance with the Merger Agreement and, to the extent required hereunder, approved by Purchaser and (2) the payment of up to $4 million of Tenant Inducement Costs and leasing commissions which become due and payable (whether before or after Closing) as a result of any Leases in effect as of the Effective Date. Seller shall be responsible for all Tenant Inducement Costs or leasing commissions which become due and payable (whether before or after Closing), if any, relating to all Leases and any renewals, expansions or amendments thereof, in any event entered into or exercised, as applicable, prior to the Effective Date, except for any amounts required to be paid by Purchaser pursuant to clause (2) above. If, as of the Closing Date, Seller shall have paid any Tenant Inducement Costs or leasing commissions for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at Closing. Seller shall reimburse Purchaser for all Tenant Inducement Costs and leasing commissions for which Seller is responsible pursuant to the foregoing provisions, as such costs are paid from time to time following Closing. For purposes hereof, the term “Tenant Inducement Costs” shall mean any out-of-pocket payments required under a Lease to be paid by the landlord (including reasonable legal fees directly related to the Lease) thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, allowances, lease buyout costs, and moving, design, refurbishment and club membership allowances. The term “Tenant Inducement Costs” shall not include loss of income resulting from any free rental period, it being agreed that Seller shall bear the loss resulting from any free rental or partial rental period until the Closing Date and that Purchaser shall bear such loss from and after the Closing Date.
     (iv) Seller shall be responsible for payment of all capital expenditures (other than Tenant Inducement Costs and lease commissions, except to the extent provided in Section 4.4(b)(iii) above) for work performed with respect to the Property that are due and payable prior to the Closing. Purchaser shall be responsible for payment of all such capital expenditures that are due and payable from and after the Closing. Purchaser shall reimburse Seller for all payments made prior to the Closing for capital expenditures (other than Tenant Inducement Costs and lease commissions, except to the extent provided in Section 4.4(b)(iii) above) relating to work performed with respect to the Undeveloped Land at Howard Hughes Center (as set forth on Exhibits A-1 through A-3) in accordance with Section 7.01(b)(xvi) of the Merger Agreement.
     (v) Unpaid and delinquent Rent collected by Seller and Purchaser after the Closing Date shall be delivered as follows: (a) if Seller collects any unpaid or delinquent Rent for the Property, GECC shall cause Seller, within fifteen (15) days after the receipt thereof, to deliver to Purchaser any such Rent which Purchaser is entitled to hereunder relating to any period after the Closing Date, and (b) if Purchaser collects any unpaid or delinquent Rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such Rent which Seller is entitled to hereunder relating to the period prior to and including the Closing Date. GECC and Purchaser agree that all Rent received by Seller or Purchaser after the Closing Date shall be applied first to current Rent and then to delinquent Rent, if any, in the inverse order of maturity. Purchaser will make a good faith effort after Closing to collect all Rents in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent Rents. Seller may attempt to collect any delinquent Rents owed Seller and may institute any lawsuit or collection procedures, but may not evict any tenant or seek to terminate any Lease. In the event that there shall be any Rents or other charges under any Leases which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as year end operating expense reimbursements and the like), then any Rents or charges of such type received or payable by Purchaser or its agents or Seller or its agents subsequent to Closing based on a final adjustment with the applicable tenant shall, to the extent applicable to a period including the Closing Date, be prorated between Seller and Purchaser as of Closing and, as applicable, the Seller’s or Purchaser’s portion thereof shall be remitted promptly to such party by the other.
          (c) Except as otherwise provided herein, any revenue or expense amount (other than as provided in clause (ii) above) which cannot be ascertained with certainty (regardless of the reason for such inability, it being understood that GECC’s access to the records and files of Arden will be limited prior to Closing) as of Closing shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration one hundred eighty (180) days after Closing, or as soon thereafter as the precise amounts can be ascertained. Purchaser shall promptly notify Seller when it becomes aware that any such estimated amount has been ascertained. Once all revenue and expense amounts have been ascertained, Purchaser shall prepare, and certify as correct, a final proration statement which shall be subject to Seller’s approval, such approval not to be unreasonably withheld. Upon Seller’s acceptance and approval of any final proration statement submitted by Purchaser, such statement shall be conclusively deemed to be accurate and final.
          (d) Following the Closing, and for a period of three (3) years thereafter, GECC and/or Seller shall have the ongoing right upon reasonable notice to Purchaser to audit the books and records relating to the Property in order to verify the calculation of such prorations or as otherwise reasonably required in connection with the preparation of any tax returns, claims or other matters relating to the Property. Purchaser shall reasonably cooperate with GECC and/or Seller in connection with any such audit, at no out-of-pocket cost to Purchaser.
          (e) Subject to the final sentence of Section 4.4(c) hereof, the provisions of this Section 4.4 shall survive Closing.
          SECTION 4.5 Transaction Taxes and Closing Costs.
          (a) Seller and Purchaser shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance.

          (b) Seller shall pay the fees of any counsel representing Seller in connection with this transaction. Seller shall also pay the following costs and expenses:
     (i) one-half (1/2) of the escrow fee, if any, which may be charged by the Escrow Agent or Title Company; and
     (ii) the cost of all recording fees for the Deeds and Ground Lease Assignments;
     (iii) one-half (1/2) of the costs of all lender consents required to assign the mortgage loan on the 5670 Wilshire Project, and any other costs incurred to permit the assumption of such mortgage loan;
     (iv) in the event that lender consent is not obtained with respect to the assignment and assumption of the mortgage loan on the 5670 Wilshire Project, one-half (1/2) of the costs incurred in connection with the defeasance of the mortgage loan on the 5670 Wilshire Project; provided, however, that Seller shall be obligated to pay the portion of the defeasance payments that represent the principal amount of such mortgage loan (which payments shall be funded from the proceeds of a new mortgage loan secured by such Project); and
     (v) one-half (1/2) of any transfer tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property.
          (c) Purchaser shall pay the fees of any counsel representing Purchaser in connection with this transaction. Purchaser shall also pay the following costs and expenses:
     (i) one-half (1/2) of the escrow fee, if any, which may be charged by the Escrow Agent or Title Company;
     (ii) the fee for any title examination and the title commitment and the premium for any title policy to be issued to Purchaser at Closing, and all endorsements thereto, as well as all costs related to any lender’s title insurance;
     (iii) the cost of any surveys or updates thereof obtained by Purchaser;
     (iv) one-half (1/2) of the costs of all lender consents required to assign the mortgage loan on the 5670 Wilshire Project, and any other costs incurred to permit the assumption of such mortgage loan;
     (v) in the event that lender consent is not obtained with respect to the assignment and assumption of the mortgage loan on the 5670 Wilshire Project, one-half (1/2) of the costs incurred in connection with the defeasance of the mortgage loan on the 5670 Wilshire Project; provided, however, that Purchaser shall not be obligated to pay the portion of the defeasance payments that represent the principal amount of such mortgage loan (which payments shall be funded from the proceeds of a new mortgage loan secured by such Project);

     (vi) all of the costs incurred, if any, in connection with the refinancing of the mortgage loan on the 5670 Wilshire Project;
     (vii) one-half (1/2) of any transfer tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property;
     (viii) any mortgage tax, documentary stamp tax, intangibles tax or similar tax which becomes payable by reason of any security instrument caused by Purchaser to be recorded on the Property; and all other fees and expenses associated with any financing obtained by Purchaser, whether secured or unsecured;
     (ix) recording fees for documents to be recorded other than the Deeds and Ground Lease Assignments; and
     (x) all costs and expenses of Purchaser’s inspections and investigations with respect to the Property.
          (d) All costs and expenses incident to this transaction and the closing thereof, and not specifically described above, shall be paid by the party incurring same.
          (e) The provisions of this Section 4.5 shall survive the Closing.
          SECTION 4.6 Conditions Precedent to the Obligations of the Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject solely to the fulfillment on or before the Closing Date of the following conditions, any or all of which may be waived by Purchaser in writing in its sole discretion:
          (a) GECC shall have caused Seller to deliver to Purchaser all of the items required to be delivered to Purchaser pursuant to Section 4.2 hereof;
          (b) GECC shall have performed and observed, in all material respects, and shall have caused Seller to have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by GECC and Seller as of the Closing Date;
          (c) The condition to closing under Section 9.02(e) of the Merger Agreement insofar as it relates to the Purchaser and/or the Property shall have been satisfied, or Purchaser shall have consented to the waiver thereof; and
          SECTION 4.7 Conditions Precedent to the Obligations of GECC.
          The obligation of GECC to cause Seller to consummate the transaction hereunder shall be subject solely to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by GECC in writing in its sole discretion:

          (a) Title Company shall have received the Purchase Price, subject to prorations and adjustments as provided herein, with unconditional instructions to disburse same in accordance with the agreed-upon settlement statement simultaneously with Seller’s authorization to release its Deeds for recordation, all pursuant to and payable in the manner provided for in this Agreement;
          (b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to Section 4.3 hereof;
          (c) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date; and
          (d) GECC shall have closed the Mergers pursuant to the Merger Agreement or shall be prepared to close the Mergers either as of or immediately following the Closing hereunder.
          SECTION 4.8 Conditions Precedent to the Obligations of Each Party. The obligations of each party to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of the following condition:
          (a) No Order. No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restricting, preventing or prohibiting consummation of the transaction contemplated by this Agreement.
ARTICLE 5
REPRESENTATIONS, WARRANTIES AND COVENANTS
          SECTION 5.1 Representations and Warranties of GECC. GECC hereby makes the following representations and warranties to Purchaser as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing:
          (a) Organization and Authority. GECC has been duly organized and is validly existing under the laws of the State of Delaware. GECC has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of GECC is authorized to do so. Without limiting the generality of the foregoing, GECC has obtained all requisite approvals from its Board of Directors with respect to the transaction contemplated hereby and the terms of this Agreement.
          (b) Pending Actions. To GECC’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against GECC which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.
          (c) Compliance. GECC’s funds are derived from legitimate business activities. GECC is not a person with whom Purchaser is prohibited from engaging in this transaction due to any United States government embargos, sanctions, or terrorism or money laundering laws, including, without limitation, due to GECC or any party that has ownership in or control over GECC being (i) subject to United States government embargos or sanctions, or (ii) in violation of terrorism or money laundering laws.
          (d) Patriot Act. GECC has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), to the extent such laws are applicable to it.
          SECTION 5.2 Covenants of GECC. GECC hereby covenants with Purchaser as follows:
          (a) From the Effective Date hereof until the Closing or earlier termination of the Merger Agreement, GECC shall provide to Purchaser a copy of any written request for approval received by GECC pursuant to the Merger Agreement with respect to the operation and maintenance of the Projects comprising the Property. To the extent that GECC has the right under the Merger Agreement to approve any action proposed to be taken with respect to the operation and maintenance of the Property, as determined by GECC in good faith, GECC shall not grant its approval of any such action without Purchaser’s prior written consent, which consent may not be unreasonably withheld. Failure by Purchaser to notify GECC within five (5) business days (or such other shorter period as may be required pursuant to the Merger Agreement, as determined in good faith by GECC and specified in GECC’s notice to Purchaser) following receipt of such notice of Seller’s approval or disapproval (which shall specify the reasons therefor in reasonable detail) shall be deemed a waiver by Purchaser of any right to consent to the matter in question.
          (b) From the time of the execution of the Merger Agreement until the Closing or earlier termination of the Merger Agreement, GECC shall provide to Purchaser a copy of any proposed amendment to Sections 2.01, 2.02, 2.03, 2.08, 7.01, 8.03(b), 8.05, 8.06, 8.08, 8.12, 9.02(e), or 9.04, the date set forth in Section 10.01(c), 10.02, the amount of the Termination Fee set forth in Section 10.03(b)(i) or the amount of Parent Expenses set forth in Section 10.03(c) of the Merger Agreement, and GECC shall not agree to any such amendment without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed.
          (c) From the Effective Date hereof until the Closing or earlier termination of the Merger Agreement, GECC shall provide to Purchaser a copy of any amendment,

renewal or expansion of an existing Lease or of any new Lease which GECC receives prior to the execution thereof. To the extent that GECC has the right under the Merger Agreement to approve the same, GECC shall not grant its approval of any such amendment, renewal, expansion of an existing Lease or any new Lease without Purchaser’s prior written consent, which consent shall not be unreasonably withheld. Failure by Purchaser to notify GECC within five (5) business days (or such other shorter period as may be required pursuant to the Merger Agreement, as determined in good faith by GECC and specified in GECC’s notice to Purchaser) following receipt of such notice of Seller’s approval or disapproval (which shall specify the reasons therefor in reasonable detail) shall be deemed a waiver by Purchaser of any right to consent to the matter in question.
          (d) To the extent provided for in the Merger Agreement, GECC shall use commercially reasonable efforts to cause Arden to request that tenants of the Property execute and deliver estoppel certificates in the form attached to the respective tenant’s lease, or, if there is no form of agreement attached to the respective tenant’s lease, in a form reasonably approved by Purchaser hereunder (the “Tenant Estoppels”); provided, however, it shall not be a condition to Purchaser’s obligations to consummate the transaction hereunder that any one or more of such Tenant Estoppels be executed by the tenants and provided, further, that any communications with tenants shall be subject to the provisions of the Merger Agreement.
          (e) To the extent provided for in the Merger Agreement, GECC shall use commercially reasonable efforts to cause Arden to request that ground lessors of the Property execute and deliver estoppel certificates in the form attached to the respective ground lessor’s lease, or, if there is no form of agreement attached to the respective ground lessor’s lease, in a form reasonably approved by Purchaser hereunder (the “Ground Lessor Estoppels”); provided, however, it shall not be a condition to Purchaser’s obligations to consummate the transaction hereunder that any one or more of such Ground Lessor Estoppels be executed by the ground lessors and provided, further, that any communications with ground lessors shall be subject to the provisions of the Merger Agreement.
          (f) To the extent provided for in the Merger Agreement, GECC shall use commercially reasonable efforts to cause Arden to request that any person or entity that has an easement, right or other appurtenance to a Project execute and deliver estoppel certificates in the form attached to the respective agreement regarding such easement, right or appurtenance, or, if there is no form of agreement attached to the respective agreement, in a form reasonably approved by Purchaser hereunder (the “Easement Estoppels”); provided, however, it shall not be a condition to Purchaser’s obligations to consummate the transaction hereunder that any one or more of such Easement Estoppels be executed by the persons or entities holding such easement, right or appurtenance and provided, further, that any communications with such persons or entities shall be subject to the provisions of the Merger Agreement.
          (g) To the extent provided for in the Merger Agreement, GECC shall use commercially reasonable efforts to cause Arden to request that tenants, suppliers and service providers to and of the Property execute and deliver subordination, non-disturbance and attornment agreements (“SNDAs”) requested by Purchaser; provided, however, it shall not be a condition to Purchaser’s obligations to consummate the transaction hereunder that any one or more of such SNDAs be executed by the tenants, suppliers and service providers and provided, further, that any communications with tenants shall be subject to the provisions of the Merger Agreement.
          (h) To the extent provided for in the Merger Agreement, GECC shall use commercially reasonable efforts to cause Arden to obtain the written consent of the landlord to any Ground Lease Assignment, to the extent such consent is required pursuant to the terms of such Ground Lease; provided, however, it shall not be a condition to Purchaser’s obligations to consummate the transaction hereunder that any such consent be obtained; and provided further, that any communications with landlords shall be subject to the provisions of the Merger Agreement
          SECTION 5.3 Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to GECC and Seller as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing:
          (a) Organization and Authority. Purchaser has been duly organized and is validly existing under the laws of the State of Delaware. Purchaser has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Purchaser is authorized to do so. Without limiting the generality of the foregoing, Purchaser has obtained all requisite approvals from the Board of Directors of Trizec, as sole managing member of Purchaser, with respect to the transaction contemplated hereby and the terms of this Agreement.
          (b) Pending Actions. To Purchaser’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.
          (c) Financing. Purchaser has provided GECC a true, correct and complete copy of the commitment letter from Deutsche Bank Trust Company Americas (“Purchaser’s Lender”) issued to Purchaser in connection with the purchase of the Property (the “Financing Commitment”). Purchaser has paid when due all fees payable as of the Effective Date under the Financing Commitment or the Fee Letter (as defined below), if any, and has performed all other obligations under the Financing Commitment which are required to be performed by Purchaser as of the Effective Date. In connection with the Financing Commitment, the Purchaser is also entering into a fee letter with Purchaser’s Lender (the “Fee Letter”), which sets forth the fees payable to Purchaser’s Lender and the other lenders in connection with the Financing Commitment and the loan transactions contemplated thereby. The Fee Letter will not materially supplement or otherwise modify (i) the conditions to closing set forth in the Financing Commitment for any debt facility described therein or (ii) the material terms set forth in the Financing Commitment. Although the obligation of Purchaser to purchase the Property is not contingent on the closing of such financing or any other financing, Purchaser shall use commercially reasonable good faith efforts to satisfy the requirements of Purchaser’s Lender in order to obtain such financing if Purchaser requires such financing in order to close the transactions contemplated in this Agreement.
          (d) ERISA. Purchaser is not (i) an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) a “plan” (within the meaning of Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, or (iii) an entity whose underlying assets include “plan assets” by reason of a plan’s investment in such entity.
          (e) Compliance. Purchaser’s funds are derived from legitimate business activities. Purchaser is not a person with whom either GECC or Seller is prohibited from engaging in this transaction due to any United States government embargos, sanctions, or terrorism or money laundering laws, including, without limitation, due to Purchaser or any party that has ownership in or control over Purchaser being (i) subject to United States government embargos or sanctions, or (ii) in violation of terrorism or money laundering laws.
          (f) Patriot Act.
     (1) Purchaser is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Further, Purchaser covenants and agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to GECC and/or Seller for their review and inspection during normal business hours and upon reasonable prior notice.
     (2) Neither Purchaser nor, to Purchaser’s knowledge, any beneficial owner of Purchaser (except that Purchaser makes no representation as to any shareholder of Trizec):
               (A) Is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);
               (B) Is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

               (C) Is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.
          (g) Patriot Act Notice. Purchaser hereby covenants and agrees that if Purchaser obtains knowledge that Purchaser or any of its beneficial owners (except that Purchaser makes no representation as to any shareholder of Trizec) becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser shall immediately notify GECC in writing, and in such event, GECC shall have the right to terminate this Agreement without penalty or liability to Purchaser immediately upon delivery of written notice thereof to Purchaser; provided, however that the same shall constitute a default by Purchaser hereunder.
          (h) No Default. The execution, delivery and performance by Purchaser of this Agreement, each of the other agreements referred to herein to be entered into as of the Effective Date and each of the loan documents contemplated by the Financing Commitment do not conflict with or result in a breach of, or constitute a default under any material loan agreement, mortgage, deed of trust or other instrument binding on or affecting Purchaser or any of its properties.
          SECTION 5.4 Covenants of Purchaser. Purchaser hereby covenants with GECC as follows:
          (a) From the Effective Date hereof until the Closing or earlier termination of the Merger Agreement, Purchaser shall not amend, waive, modify or terminate (or grant its approval of amendment, waiver, modification or termination of) the Financing Commitment (or the definitive loan documentation setting forth the terms thereof, if executed prior to the Closing) without GECC’s prior written consent, which consent may not be unreasonably withheld, and Purchaser shall provide to GECC a copy of all written communication from Purchaser’s Lender relating to the Financing Commitment which terminates or materially changes the terms and conditions of the Financing Commitment promptly upon Purchaser’s receipt thereof.
          (b) The representation made by Purchaser pursuant to Section 5.3(h) hereof shall be true, accurate and correct in all material respects as of the date of Closing, without exception.
          SECTION 5.5 Post-Closing Cooperation
          (a) The parties hereto covenant and agree to make reasonably available after the Closing such of their employees and records as the other parties may reasonably request in order for such parties to prepare any and all necessary or desirable financial reports, audits, tax returns or securities law filings, and the parties covenant and agree to cooperate with each other with respect to the preparation of the foregoing.

          (b) GECC shall use commercially reasonable efforts to cause Ernst & Young LLP to deliver to Purchaser a duly executed letter in which Ernst & Young LLP: (i) acknowledges that it understands that Trizec and one or more of its subsidiaries intend to include certain audited historical financial statements relating to the Property in filings made pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by Trizec and its successors from time to time with the SEC (“SEC Filings”); (ii) subject to Ernst & Young LLP’s usual procedures and professional standards and after being given reasonable opportunity to review such SEC Filings and documents incorporated by reference therein at Trizec’s sole cost and expense, agrees that it shall consent to the references in such SEC Filings to Ernst & Young LLP as experts and the inclusion of any of its audit reports on the audited historical financial statements in any such SEC Filing, until such financial statements and consents are no longer required to be included in such SEC Filing by the Securities Act or the Exchange Act; and (iii) acknowledges that Purchaser and Trizec will be providing the audited historical financial statements to potential lenders for the transactions contemplated hereby and will be including such financial statements in the offering materials used in connection with a private or exempt offering under the Securities Act. GECC shall use commercially reasonable efforts to cause Ernst & Young LLP, including by providing customary representation letters and other customary documents and instruments, subject to Ernst & Young LLP’s usual procedures and professional standards and Ernst & Young LLP being given reasonable opportunity to review such SEC Filings or offering documents and documents incorporated by reference therein at Trizec’s sole cost and expense, (a) to consent to the inclusion of any of its audit reports on the audited financial statements relating to the Core Properties in any SEC Filing (and to the references therein to Ernst & Young LLP as experts) and (b) to issue customary comfort letters concerning matters which are the subject of such audited historical financial statements, that may be required in connection with any offering of debt or equity securities by Trizec or any of its subsidiaries or their respective successors. Purchaser shall reimburse GECC for any reasonable out-of-pocket expenses incurred by the GECC and its subsidiaries in connection with their compliance with this Section 5.5(b).
ARTICLE 6
DEFAULT AND REMEDIES
          SECTION 6.1 Default by Purchaser; Remedies of GECC. In the event the sale of the Property as contemplated hereunder is not consummated due to Purchaser’s default hereunder, provided GECC is not in default under this Agreement, GECC’s sole remedy shall be to receive from Purchaser liquidated damages in the amount of $150 million, payable in immediately available funds no later than the fifth business day after demand by Seller. GECC hereby waives and relinquishes (1) any right to seek or obtain any remedy against Purchaser in the event of a default under this Section 6.1 other than as specified in this Section 6.1 and (2) any right to seek or obtain damages in excess of the maximum amount specified above.

          THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES SUFFERED BY GECC AS A RESULT OF PURCHASER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS PARAGRAPH REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH GECC WILL INCUR AS A RESULT OF SUCH FAILURE, AND, EXCEPT AS PROVIDED BELOW IN THIS PARAGRAPH, SHALL BE GECC’S SOLE REMEDY IN THE EVENT OF SUCH FAILURE BY PURCHASER, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT (I) LIMIT GECC’S RIGHTS TO RECEIVE REIMBURSEMENT FOR REASONABLE ATTORNEYS’ FEES OR OTHER ENFORCEMENT COSTS, NOR (II) WAIVE OR AFFECT GECC’S RIGHTS AND PURCHASER’S OBLIGATIONS UNDER ANY INDEMNIFICATION PROVISION, OR (III) AFFECT GECC’S RIGHTS OR PURCHASER’S OBLIGATIONS UNDER THE MERGER AGREEMENT. PURCHASER ACKNOWLEDGES THAT GECC HAS ENTERED INTO OR WILL ENTER INTO THE MERGER AGREEMENT IN RELIANCE ON PURCHASER’S OBLIGATIONS UNDER THIS AGREEMENT AND THAT GECC’S OBLIGATION TO PERFORM UNDER THE MERGER AGREEMENT IS NOT AND WILL NOT BE CONDITIONED ON PURCHASER’S PERFORMANCE UNDER THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO GECC PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676, AND 1677. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGE PROVISION CONTAINED IN THIS PARAGRAPH .

/s/ THC	/s/ JEP

Purchaser’s Initials	GECC’s Initials
          SECTION 6.2 Default by GECC; Remedies of Purchaser.
          (a) In the event the sale of the Property as contemplated hereunder is not consummated due to Seller’s default under the Merger Agreement, and Purchaser is not in default under this Agreement, Purchaser shall be entitled to receive payment of damages by GECC in an amount not to exceed (x) the lesser of (i) Five Million Dollars ($5,000,000.00) and (ii) the amount of Purchaser Expenses, plus (y) reimbursement of reasonable attorneys’ fees incurred in the enforcement of this Agreement and other enforcement costs. Purchaser hereby waives and relinquishes (1) any right to seek or obtain any remedy against Seller in the event of a default under this Section 6.2(a) other than as specified in this Section 6.2(a) and (2) any right to seek or obtain damages in excess of the maximum amount specified above.

          (b) Solely in the event the closing of the Mergers occurs under the Merger Agreement but the sale of the Property as contemplated hereunder is not consummated due to Seller’s default hereunder, and provided Purchaser is not in default under this Agreement, Purchaser shall be entitled, as its sole remedy for such default, either (i) to terminate this Agreement and institute an action for damages against GECC, including but not limited to, consequential damages, provided, however, that the maximum amount of damages that GECC shall be liable for shall be $150 million plus reimbursement of reasonable attorneys’ fees incurred in the enforcement of this Agreement and other enforcement costs, or (ii) to institute an action for specific performance of GECC’s obligation to require the Seller to convey title to the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of GECC hereunder; provided, however, that if Purchaser is unable to obtain the remedy of specific performance of GECC’s obligation to require the Seller to convey title to the Property to Purchaser, Purchaser shall still be entitled to terminate this Agreement and institute an action for damages against GECC pursuant to clause (1) above. Purchaser hereby waives and relinquishes (1) any right to seek or obtain any remedy against Seller in the event of a default under this Section 6.2(b) other than as specified in this Section 6.2(b) and (2) any right to seek or obtain damages in excess of the maximum amount specified above. Purchaser shall be deemed to have elected to waive its right to specific performance if Purchaser fails to file suit for specific performance against GECC in a court having jurisdiction in the county and state in which the Property is located, on or before the date which is 90 days following the date of the closing of the Mergers.
          (c) In respect of this Section 6.2, Purchaser acknowledges and agrees as follows:
          PURCHASER IS AWARE OF THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH SECTION READS AS FOLLOWS:
          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
          PURCHASER HEREBY WAIVES THE PROVISIONS OF SAID SECTION 1542 OF THE CALIFORNIA CIVIL CODE AND THE PROVISIONS OF ANY OTHER APPLICABLE LAWS RESTRICTING THE RELEASE OF CLAIMS WHICH PURCHASER DID NOT KNOW OR SUSPECT TO EXIST AT THE TIME OF RELEASE, WHICH, IF KNOWN, WOULD HAVE MATERIALLY AFFECTED THE DECISION TO AGREE TO THIS RELEASE. PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS TO GECC, SELLER AND THEIR RESPECTIVE AFFILIATES THAT IT HAS HAD ADVICE OF COUNSEL OF ITS OWN CHOOSING IN NEGOTIATIONS FOR AND THE PREPARATION OF THIS AGREEMENT, INCLUDING THE FOREGOING RELEASE, THAT IT HAS READ THE PROVISIONS OF THIS AGREEMENT, INCLUDING THE FOREGOING

RELEASE, THAT HAS HAD THE FOREGOING RELEASE FULLY EXPLAINED BY SUCH COUNSEL, AND THAT IT IS FULLY AWARE OF ITS CONTENTS AND LEGAL EFFECT.

/s/ THC	/s/ JEP

Purchaser’s Initials	GECC’s Initials
          SECTION 6.3 Recoverable Damages. Notwithstanding anything herein to the contrary, neither party shall be entitled to recover punitive damages and each party hereby waives any right to bring claims for punitive damages in connection with this Agreement. The foregoing limitations on remedies set forth in Sections 6.1 and 6.2 hereof shall not serve to limit Purchaser’s indemnification obligations under Sections 3.2 and 10.3 hereof and the parties’ respective indemnities under Section 8.1 hereof.
ARTICLE 7
RISK OF LOSS
          SECTION 7.1 Damage. In the event of loss or damage to or any condemnation of any Project, or any portion thereof, this Agreement shall remain in full force and effect provided that Seller shall assign to Purchaser at Closing all of Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the Project in question and which have not been applied to the restoration or repair of such Project and, in the case of any insured casualty, the Purchase Price shall be reduced by an amount equal to the lesser of (i) the deductible amount under Seller’s casualty insurance policy or (ii) the then remaining unpaid cost of such repairs as reasonably determined by an insurance adjuster selected by Seller (and reasonably approved by Purchaser). Upon Closing, full risk of loss with respect to each Project shall pass to Purchaser. The provisions of this Section 7.1 regarding the parties’ rights in the event of damage or condemnation with respect to any Project shall supersede and replace any statutory or other law to the contrary.
ARTICLE 8
COMMISSIONS
          SECTION 8.1 Brokerage Commissions. GECC and Purchaser each represent and warrant to the other than it has not dealt with any broker in connection with the sale of the Property who may be entitled to claim a brokerage commission or finder’s fee in connection with the transaction contemplated hereby. Each party hereto agrees that if any person or entity makes a claim for brokerage commissions or finder’s fees related to the sale of the Property to Purchaser, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys’ fees) in connection therewith. The provisions of this paragraph shall survive Closing or any termination of this Agreement.
ARTICLE 9
DISCLAIMERS AND WAIVERS
          SECTION 9.1 AS-IS SALE; DISCLAIMERS. PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE DOCUMENTS TO BE DELIVERED BY SELLER AND/OR GECC AT CLOSING, NEITHER GECC NOR SELLER HAS MADE, AND GECC AND SELLER DO NOT MAKE AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANY TENANT MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, OR (H) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS, MOLD OR MOLD CONDITION (AS SUCH TERMS ARE DEFINED BELOW) AND/OR METHANE GAS AND TAR (PURCHASER SPECIFICALLY ACKNOWLEDGING THAT PORTIONS OF THE PROPERTY MAY BE SUBJECT TO SEEPAGE OF METHANE GAS AND TAR FROM EXISTING UNDERGROUND CONDITIONS), (I) ZONING OR OTHER LAND USE REGULATION TO WHICH THE PROPERTY OR ANY PORTION THEREOF MAY BE SUBJECT, (J) THE AVAILABILITY OF ANY UTILITIES TO THE PROPERTY OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, WATER, SEWAGE, GAS AND ELECTRIC, (K) USAGES OF ANY ADJOINING PROPERTY, (L) ACCESS TO THE PROPERTY OR ANY PORTION THEREOF, (M) THE VALUE, COMPLIANCE WITH THE PLANS AND SPECIFICATIONS, SIZE, LOCATION, AGE, USE, DESIGN, QUALITY, DESCRIPTION, DURABILITY, STRUCTURAL INTEGRITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF THE PROPERTY OR ANY PORTION THEREOF, OR ANY INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RIGHTS OF CLAIMS ON OR AFFECTING OR PERTAINING

TO THE PROPERTY OR ANY PART THEREOF, (N) THE CONDITION OR USE OF THE PROPERTY OR COMPLIANCE OF THE PROPERTY WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, RULES, REGULATIONS OR LAWS, BUILDING, FIRE OR ZONING ORDINANCES, CODES OR OTHER SIMILAR LAWS, (O) THE EXISTENCE OR NON-EXISTENCE OF UNDERGROUND STORAGE TANKS, (P) ANY OTHER MATTER AFFECTING THE STABILITY OR INTEGRITY OF THE LAND OR IMPROVEMENTS, (Q) THE POTENTIAL FOR FURTHER DEVELOPMENT OF THE PROPERTY, (R) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY, OR (S) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY.
          ADDITIONALLY, EXCEPT AS SET FORTH HEREIN OR IN THE DOCUMENTS TO BE DELIVERED BY SELLER AND/OR GECC AT CLOSING, NO PERSON ACTING ON BEHALF OF GECC OR SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF OF PURCHASER ACKNOWLEDGES THAT NO PERSON HAS MADE, ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY OR THE TRANSACTION CONTEMPLATED HEREIN; AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF GECC SELLER SHALL BE VALID OR BINDING UPON SELLER UNLESS EXPRESSLY SET FORTH HEREIN OR IN THE DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING.
          PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY GECC, ARDEN OR SELLER, AND PURCHASER WAIVES ANY RIGHT TO TERMINATE THIS AGREEMENT BASED ON ANY ITEMS DESCRIBED IN THIS SECTION 9.1 AND FURTHER AGREES TO ACCEPT THE PROPERTY AT THE CLOSING AND WAIVE ALL OBJECTIONS OR CLAIMS AGAINST GECC OR SELLER OR THEIR RESPECTIVE AFFILIATES (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM OF CONTRIBUTION) ARISING FROM OR RELATED TO THE PROPERTY OR TO ANY HAZARDOUS MATERIALS, MOLD OR MOLD CONDITION AND/OR METHANE GAS AND TAR ON THE PROPERTY, EXCEPT AS SET FORTH HEREIN OR IN THE DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR THE OTHER DOCUMENTS TO BE DELIVERED BY SELLER AND/OR GECC AT CLOSING, UPON CLOSING PURCHASER SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED (AND PURCHASER DOES HEREBY WAIVE, RELINQUISH AND RELEASE) GECC, ARDEN AND SELLER (AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES

(INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST GECC, ARDEN AND SELLER (AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OR ANY APPLICABLE LAWS AND ANY AND ALL OTHER FACTS, OMISSIONS, EVENTS CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.
          PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED OR MADE AVAILABLE TO PURCHASER WITH RESPECT TO THE PROPERTY (INCLUDING, WITHOUT LIMITATION, ANY OF THE TITLE INFORMATION OR PROPERTY INFORMATION) WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT NEITHER GECC, ARDEN NOR SELLER HAS MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND EXCEPT TO THE EXTENT OTHERWISE SET FORTH EXPRESSLY HEREIN OR THE OTHER DOCUMENTS TO BE DELIVERED BY SELLER AND/OR GECC AT CLOSING, MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION. NEITHER GECC, ARDEN NOR SELLER NOR ANY OF THEIR RESPECTIVE AFFILIATES IS OR SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON.
          PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.
          WITHOUT LIMITATION ON THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL BE INTERPRETED OR CONSTRUED AS A REPRESENTATION, WARRANTY OR COMMITMENT BY GECC OR SELLER THAT ANY TITLE INSURANCE OR FINANCING SHALL BE AVAILABLE TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER NOR SHALL SUCH TRANSACTIONS OR THE OBLIGATIONS OF THE PARTIES IN ANY WAY BE CONDITIONED UPON THE AVAILABILITY OF ANY SUCH TITLE INSURANCE OR FINANCING.

          PURCHASER IS AWARE OF THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH SECTION READS AS FOLLOWS:
          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
          PURCHASER HEREBY WAIVES THE PROVISIONS OF SAID SECTION 1542 OF THE CALIFORNIA CIVIL CODE AND THE PROVISIONS OF ANY OTHER APPLICABLE LAWS RESTRICTING THE RELEASE OF CLAIMS WHICH PURCHASER DID NOT KNOW OR SUSPECT TO EXIST AT THE TIME OF RELEASE, WHICH, IF KNOWN, WOULD HAVE MATERIALLY AFFECTED THE DECISION TO AGREE TO THIS RELEASE. PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS TO GECC, SELLER AND THEIR RESPECTIVE AFFILIATES THAT IT HAS HAD ADVICE OF COUNSEL OF ITS OWN CHOOSING IN NEGOTIATIONS FOR AND THE PREPARATION OF THIS AGREEMENT, INCLUDING THE FOREGOING RELEASE, THAT IT HAS READ THE PROVISIONS OF THIS AGREEMENT, INCLUDING THE FOREGOING RELEASE, THAT IT HAS HAD THE FOREGOING RELEASE FULLY EXPLAINED BY SUCH COUNSEL, AND THAT IT IS FULLY AWARE OF ITS CONTENTS AND LEGAL EFFECT.

/s/ THC	/s/ JEP

Purchaser’s Initials	GECC’s Initials
          SECTION 9.2 Hazardous Materials. “Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements (as defined in Section 9.3 of this Agreement) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass.

          SECTION 9.3 Environmental Requirements. “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).
          SECTION 9.4 Mold and Mold Condition. “Mold” means mold, mildew, fungus or other potentially dangerous organisms. “Mold Condition” means the presence or suspected presence of Mold or any condition(s) that reasonably can be expected to give rise to or indicate the presence of Mold, including observed or suspected instances of water damage or intrusion, the presence of wet or damp wood, cellulose wallboard, floor coverings or other materials, inappropriate climate control, discoloration of walls, ceilings or floors, complaints of respiratory ailment or eye irritation by residents, employees or any other occupants or invitees in the Property, or any notice from a governmental agency of complaints regarding the indoor air quality at the Property.
          SECTION 9.5 SURVIVAL OF DISCLAIMERS. THE PROVISIONS OF THIS ARTICLE 9 SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT AND WILL BE DEEMED INCORPORATED INTO ALL DOCUMENTS DELIVERED BY OR ON BEHALF OF SELLER OR GECC AT CLOSING.
ARTICLE 10
MISCELLANEOUS
          SECTION 10.1 Confidentiality. (a) Except as required by law and except to the extent that Purchaser determines that such disclosure is required or advisable under the rules and regulations of the Securities and Exchange Commission and/or the New York Stock Exchange, prior to the Closing, Purchaser and its representatives shall hold in strictest confidence all data and information obtained with respect to any of GECC, the Merger Agreement, the Mergers, Seller or its business, or the Property whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information to the employees, lenders, consultants, advisors, accountants and attorneys of Purchaser provided that Purchaser instructs such persons to treat such data and information confidentially. Notwithstanding the foregoing, Purchaser shall have no obligation to maintain the confidentiality of any information which is available to the public or which has been obtained from sources not subject to the provisions hereof. In the event this

Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall at GECC’s request promptly return to GECC or destroy any statements, documents, schedules, exhibits or other written information obtained from GECC in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 10.1, GECC and/or Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting GECC and/or Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. In the event of any conflict between the terms of this Section 10.1 and the terms of that certain Confidentiality Agreement between GE Commercial Finance Real Estate and Trizec dated December 15, 2005 (the “Confidentiality Agreement”), the terms of the Confidentiality Agreement shall control. The provisions of this Section 10.1(a) shall survive any termination of this Agreement.
          (b) Except as required by law and except to the extent that GECC determines that such disclosure is required or advisable under the rules and regulations of the Securities and Exchange Commission and/or the New York Stock Exchange, prior to the Closing, GECC and its representatives shall hold in strictest confidence all data and information obtained from Purchaser with respect to any of Trizec, Purchaser, the Merger Agreement, the Exchange, the Redemption, the Mergers, Purchaser or its business, or the Property whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that GECC may disclose such data and information to the employees, lenders, consultants, advisors, accountants and attorneys of GECC provided that GECC instructs such persons to treat such data and information confidentially. Notwithstanding the foregoing, GECC shall have no obligation to maintain the confidentiality of any information which is available to the public or which has been obtained from sources not subject to the provisions hereof. In the event this Agreement is terminated or GECC fails to perform hereunder, GECC shall at Purchaser’s request promptly return to Purchaser or destroy any statements, documents, schedules, exhibits or other written information obtained from Purchaser in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by GECC or its agents or representatives of this Section 10.1(b), Purchaser and/or Trizec shall be entitled to an injunction restraining GECC or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Purchaser and/or Trizec from pursuing any other available remedy at law or in equity for such breach or threatened breach. In the event of any conflict between the terms of this Section 10.1(b) and the terms of the Confidentiality Agreement, the terms of the Confidentiality Agreement shall control. The provisions of this Section 10.1(b) shall survive any termination of this Agreement.
          SECTION 10.2 Public Disclosure. Except as required by law, and except to the extent that Purchaser or GECC determines that such disclosure is required or advisable under the rules and regulations of the Securities and Exchange Commission and/or the New York Stock Exchange, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form reasonably approved by Purchaser and GECC and, to the extent required under the Merger Agreement or the Confidentiality Agreement, Arden. The provisions of this Section 10.2 shall survive any termination of this Agreement.
          SECTION 10.3 Assignment. (a) Subject to the provisions of this Section 10.3, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto. Subject to Section 10.3 (c) hereof, Purchaser may not assign its rights under this Agreement without first obtaining GECC’s written approval, which approval may be given or withheld in GECC’s sole discretion., provided that Purchaser shall be entitled to assign its rights under this Agreement to an affiliate of Purchaser without the approval of GECC, and provided, further, that, to the extent permitted under the Merger Agreement, Purchaser and/or Purchaser’s affiliate, as applicable, shall be entitled to structure its purchase of the Properties as one or more exchanges thereof for other real properties of like kind to be designated by Purchaser and/or Purchaser’s affiliate, as applicable, in a transaction intended to qualify with respect to Purchaser and/or Purchaser’s affiliate, as applicable, for the nonrecognition of gain under Section 1031 of the Code (such exchange or exchanges being referred to hereinafter as the “1031 Exchange”), including the ability to transfer all or any portion of its rights and obligations to purchase the Properties under this Agreement to a qualified intermediary, an exchange accommodation title holder or one or more single member limited liability companies that are owned by any of the foregoing persons (the “Intermediary”) in accordance with the provisions of Section 1031 of the Code and the Treasury Regulations thereunder and IRS Revenue Procedure 2000-37 (with the Intermediary acquiring, as a result of such transfer, an equitable interest in the title to any or all of the Properties, as applicable). In connection with the proviso in the immediately preceding sentence and to the extent provided in the Merger Agreement, GECC shall, or shall make commercially reasonable efforts to cause Seller to, execute any and all documents reasonably requested by Purchaser in order to effect the 1031 Exchange, as reasonably approved by the GECC’s and Seller’s counsel, and otherwise assist and cooperate in all reasonable respects with Purchaser in effecting the 1031 Exchange; provided, however, that (i) GECC shall be entitled to approve the identity of the Intermediary, such approval not to be unreasonably withheld, conditioned or delayed (it being agreed that Chicago Deferred Exchange Corporation shall be deemed approved as an Intermediary), (ii) any incremental costs and expenses incurred by GECC or Seller as a result of structuring the purchase of one or more of the Properties as a 1031 Exchange, as opposed to an outright sale thereof to Purchaser and/or Purchaser’s affiliate, as applicable, shall be borne by Purchaser, and (iii) GECC, Seller and Arden Realty Limited Partnership shall not be obligated to make, or be deemed to have made, any representation, warranty or covenant, or otherwise incurred or assumed any obligations or liability in favor of Purchaser or any other person in connection with the 1031 Exchange. In connection with any proposed assignment, (a) Purchaser shall send GECC written notice of its request at least five (5) business days prior to Closing, which request shall include the legal name and structure of the proposed assignee, as well as any other information that GECC may reasonably request, and (b) Purchaser and the proposed assignee shall execute an assignment and assumption of this Agreement in form and substance reasonably satisfactory to GECC, and (c) in no event shall any assignment of this Agreement release or discharge the Purchaser from any liability or obligation hereunder. Neither GECC nor Seller shall be obligated to acquire any property, or to convey any property other than the Property, as part of such exchange. Purchaser shall indemnify, hold harmless and defend GECC and Seller from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by GECC or Seller arising out of GECC’s and/or Seller’s participation in such exchange. Notwithstanding anything contained herein, should Purchaser fail to effect a tax deferred exchange as contemplated in this Section 10.3 for any reason, then the purchase and sale of the Property shall be consummated in accordance with terms and conditions of this Agreement just as though the applicable provisions of this Section 10.3 had been omitted from this Agreement, except that GECC and Seller shall be reimbursed and indemnified from resulting costs and expenses as provided in this Section. Nothing contained in this Section 10.3 shall release Purchaser of any of its obligations or liabilities under this Agreement, whether arising before, at or after Closing, nor shall anything contained in this Section 10.3 impose any liability or obligation on GECC or Seller with respect to the tax consequences of this transaction to Purchaser; provided, however, that Purchaser shall be entitled to pursue any remedy available pursuant to Section 6.2 of this Agreement if GECC breaches its obligations under this Section 10.3.
          (b) GECC may assign its rights and obligations hereunder to Arden provided GECC shall not be released or discharged from liability or obligation hereunder.
          (c) For purposes of this Section 10.3, the term “affiliate” means an entity that controls, is controlled by, or is under common control with Purchaser. Any affiliate or other permitted assignee of Purchaser must be an entity that is solvent at the time of assignment and at the time of Closing, is not rendered insolvent by such assignment, and has sufficient assets to consummate the transaction contemplated herein. Any transfer or assignment of this Agreement by Purchaser may only be made at or immediately prior to Closing. No transfer or assignment by Purchaser shall release or relieve Purchaser of its obligations hereunder.
          (d) The provisions of this Section 10.3 shall survive the Closing or any termination of this Agreement.
          SECTION 10.4 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to GECC:	c/o GE Real Estate
292 Long Ridge Road
Stamford, CT 06927
Attention: Thomas Wagner
Telephone No.: 203/357-3086
Telecopy No. :203/585-0179

with a copy to:	c/o GE Real Estate
292 Long Ridge Road
Stamford, CT 06927
Attention: Eileen Brumback
Telephone No.: 203/252-1169
Telecopy No. :203/357-6568

And with a copy to:	King & Spalding LLP
191 Peachtree Street, N.E.
Atlanta, GA 30303-1763
Attention: William B. Fryer
Telephone No.: 404/572-4911
Telecopy No.: 404/572-5148

If to Purchaser:	Trizec Properties, Inc.
10 South Riverside Plaza, Suite 1100
Chicago, IL 60606
Attention: Ted R. Jadwin, Esq.
Telephone No.: 312/798-6003
Telecopy No.: 866/897-9160

with a copy to:	Hogan & Hartson LLP
555 13th Street, NW
Washington, DC 20004
Attention: J. Warren Gorrell, Jr.
Telephone No.: 202/637-8618
Telecopy No.: 202/637-5910

And with a copy to:	DLA Piper Rudnick Gray Cary US LLP
203 North LaSalle Street
Chicago, IL 60601
Attention: James L. Beard
Telephone No.: 312/368-2169
Telecopy No.: 312/630-7379
          SECTION 10.5 Modifications. This Agreement cannot be changed orally, and no executory Agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory Agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

          SECTION 10.6 Entire Agreement. This Agreement, including the recitals, exhibits and schedules hereto and the Confidentiality Agreement, contains the entire Agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter, except for the Confidentiality Agreement.
          SECTION 10.7 Further Assurances. Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement. The provisions of this Section 10.7 shall survive Closing.
          SECTION 10.8 Counterparts. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same Agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.
          SECTION 10.9 Facsimile Signatures. In order to expedite the transaction contemplated herein, telecopied signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.
          SECTION 10.10 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.
          SECTION 10.11 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Purchaser and Seller agree that the provisions of this Section 10.11 shall survive the Closing or any termination of this Agreement.
          SECTION 10.12 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of GECC and Purchaser (and only after the closing of the Mergers, Seller) only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing except for Seller following the closing of the Mergers.
          SECTION 10.13 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.
          SECTION 10.14 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
          SECTION 10.15 Recordation. This Agreement may not be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section 10.15 shall survive the Closing or any termination of this Agreement.
          SECTION 10.16 Attorneys’ Fees. If either party commences legal proceedings for any relief against the other party arising out of this Agreement or any documents, agreements, exhibits or certificates contemplated hereby, the losing party shall pay the prevailing party’s reasonable attorney’s fees upon final settlement, judgment or appeal thereof.
          SECTION 10.17 Computation of Time Periods. All periods of time referred to in this Agreement shall include all Saturdays, Sundays and state or national holidays, unless the period of time specifies business days, provided that if the date or last date to perform any act or give any notice or approval shall fall on a Saturday, Sunday or national holiday, such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday or national holiday.
          SECTION 10.18 Incorporation of Recitals, Exhibits and Schedules. The Recitals set forth at the beginning of this Agreement as well as all Exhibits and Schedules hereto are hereby incorporated into this Agreement by this reference for all purposes; provided, however, for the avoidance of doubt, the Merger Agreement is attached hereto and referred to herein for purposes of identifying such agreement and the transactions described therein, but nothing in this Agreement shall be construed to incorporate in this Agreement any rights or obligations arising under or other substantive provisions of the Merger Agreement.
          SECTION 10.19 Trademarks.
          (a) Purchaser hereby acknowledges and agrees that the name “Arden” and any other trade name or service mark which includes the word “Arden” or any other trade name or service mark of Arden or Seller (hereinafter collectively referred to as the “Marks”), and each of them, are trade names and service marks of Arden or Seller, respectively, and that the Marks, and each of them, are the sole and exclusive property of Arden or Seller, as applicable, which own all right, title, and interest in and to the Marks, and each of them; and that, by this Agreement, Purchaser shall acquire no ownership right or interest of any kind in or to the Marks, or any of them. Purchaser further acknowledges and agrees that any use by Purchaser of the Marks, or any of them, in any manner in connection with the Property or otherwise, will result in immediate and irreparable injury to Seller and its affiliates, and that Seller and/or its affiliates shall be entitled to temporary, preliminary, and permanent injunctive relief against Purchaser in the event of any such use of the Marks, or any of them, by Purchaser, or in the event of any other violation by Purchaser of this Section 10.19.

          (b) Seller and Purchaser shall cooperate with each other in connection with the prompt removal of the “Arden” name from any of the Projects comprising the Property after Closing, including changes in signage, lease forms, marketing materials and the like. All signage on the Property containing the Arden name or any of the Marks shall be promptly removed or replaced, but in any event, on or before the date that is thirty (30) days after Closing. The provisions of this Section 10.19 shall survive the Closing.
          SECTION 10.20 Employee Matters.
          (a) Subject to Section 10.20(b), Purchaser shall offer to employ (as “at will” employees) on the date of Closing all Property Employees (as defined below) who have been employed by Arden or an affiliate (an “Arden Employer”), such offer to be in compliance with Sections 8.08(a) and (c) of the Merger Agreement, and Purchaser will provide for compensation and benefits to those Property Employees who accept such employment in accordance with the provisions of such sections of the Merger Agreement in a manner which, if provided by GECC, would satisfy GECC’s obligations under such sections of the Merger Agreement, including GECC’s obligations to provide service credit for service with Arden and credit for co-payments made and deductible requirements satisfied under Arden Employer’s employee benefit plans which require co-payments and have deductible requirements. Purchaser agrees promptly upon notice from Arden Employer to reimburse Arden Employer for any severance payments that Arden Employer may be obligated to pay to any Property Employee as a result of termination of such Property Employee’s employment on or after the Closing Date. Purchaser and GECC (on behalf of Arden Employer) agree to fully and reasonably cooperate with one another in allowing each of them to respectively fulfill its duties and obligations, if any, under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 to the extent the same is applicable with respect to the action contemplated under this Section 10.20. “Property Employee” means any individual employed by an Arden Employer as of the closing under the Merger Agreement and whose employment responsibilities relate primarily to property management, bookkeeping, leasing, tenant services or similar activities, (i) who is employed at one or more specific Projects (and no other properties), and (ii) all or substantially all of whose employment responsibilities relate to such Projects. Notwithstanding the foregoing, “Property Employee” shall in no event be deemed to include (x) any individual employed by Arden Employer as of the Closing under the Merger Agreement who is employed in a supervisory or administrative capacity and whose employment responsibilities relate in any respect to one or more Projects or at a regional level, (y) any Executive (as defined below), and (z) any employee who customarily devotes less than 75% of his or her time to one or more Projects, in the aggregate. “Executive” means any one of the following officers of Arden: Richard Ziman (Chairman and Chief Executive Officer), Victor Coleman (President and Chief Operating Officer), Robert Peddicord (Executive Vice President — Leasing and Property Operations), Rick Davis (Executive Vice President and Chief Financial Officer), Howard Stern (Senior Vice President and Chief Investment Officer) and David Swartz (Senior Vice President and General Counsel).

          (b) Notwithstanding Section 10.20(a), Purchaser may elect not to offer to employ one or more Property Employees (any such Property Employee not employed by Purchaser being an “Untaken Employee”.) Purchaser acknowledges and agrees that the employment of each Untaken Employee by Arden Employer will be terminated immediately before the Closing, and Purchaser agrees to promptly upon notice from Arden Employer to reimburse Arden Employer for the expenses which Arden Employer will incur as a result of such termination of employment, whether such expenses are incurred under applicable law concerning the termination of employment, or Arden Employer’s severance pay plans provided such severance pay plans are consistent with industry customs.
          (c) From and after the closing of the Mergers, Arden Employer shall be an intended third party beneficiary of this Section 10.20.
          (d) GECC acknowledges and agrees that Purchaser may, in its sole and absolute discretion and with the consent of GECC, in its sole and absolute discretion, offer employment to other employees of any Arden Employer who are not Property Employees and, to the extent any such employee accepts such an offer within 90 days of the Closing, such employee shall be considered a Property Employee for purposes of Section 10.20(a) hereof.
          (e) The provisions of this Section 10.20 shall survive the Closing.
          SECTION 10.21 Time of the Essence. Time is of the essence with respect to the performance of each and every obligation under this Agreement.
[signatures commence on following page]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

GENERAL ELECTRIC CAPITAL
CORPORATION, a Delaware corporation

By:	/s/ J. E. Parsons

Name: J. E. Parsons
Title: Vice President
[signatures continue on following page]

PURCHASER:

TRIZEC HOLDINGS OPERATING LLC

By:	Trizec Properties, Inc., a
Delaware corporation, its Managing Member

	By:	/s/ Timothy H. Callahan

Name: Timothy H. Callahan
Title: President and Chief Executive
Officer

Execution Copy
FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
     THIS FIRST AMENDMENT PURCHASE AND SALE AGREEMENT (this “Amendment”), made as of December 21, 2005, between GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GECC”) and TRIZEC HOLDINGS OPERATING LLC, a Delaware limited liability company (“Purchaser”).
     WHEREAS, GECC and Purchaser entered into that certain Purchase and Sale Agreement dated as of December 19, 2005, as extended by letters dated December 19, 2005, December 20, 2005 and December 21, 2005 (as so extended, herein called the “Purchase Agreement”); and
     WHEREAS, GECC and Purchaser desire to amend certain terms and provisions of the Purchase Agreement as provided herein, and ratify the Purchase Agreement;
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the sum of TEN DOLLARS ($10.00), and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
     1. Definitions. All capitalized terms used but not otherwise defined in this Amendment have the meanings given to such capitalized terms in the Purchase Agreement.
     2. Replacement of Exhibit K. Exhibit K to the Purchase Agreement (Copy of Draft Merger Agreement) is deleted in its entirety and is replaced with the new Exhibit K attached hereto and made a part of this Amendment.
     3. Recital A. Recital A of the Purchase Agreement (appearing on page 1) is hereby deleted in its entirety and replaced with the following new Recital A:
     “A. Concurrently with the execution of this Amendment, Affiliates of GECC and Purchaser are entering into that certain Agreement and Plan of Merger by and among GECC, Atlas Merger Sub, Inc., Trizec Properties, Inc. (“Trizec”), Purchaser, Arden Realty, Inc., Atlas Partnership Merger Sub, Inc., and Arden Realty Limited Partnership (the final executed version of which, as the same may be amended, is herein referred to as the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.”
     4. Property Defined. Section 1.2 of the Purchase Agreement is hereby deleted in its entirety and is replaced with the following new Section 1.2:
     “SECTION 1.2 Property Defined. The Land and the Improvements are hereinafter sometimes referred to collectively as the “Real Property”. The Land, the Improvements, the Personal Property, the Leases, the Intangibles and the Purchased LLC Interests are hereinafter sometimes referred to collectively as the

“Property.” Any particular portion of the Property comprising a separate office project or a separate parcel of undeveloped land is referred to generically as a “Project” and any such Project’s component may sometimes be referred to herein by its identifying description on each of Exhibit A-1 through A-14, or Exhibit B, e.g. the “World Savings Bank Project.” The Property shall not include any Project that is transferred to either Redemption Core Property I LLC or, if applicable, Redemption Core Property II LLC pursuant to the Merger Agreement, other than for purposes of (i) the proration and other provisions of Section 4.4, (ii) the transaction taxes and other closing costs provided for in Section 4.5, and (iii) such other provisions of this Agreement where clearly applicable based on the context, in which provisions “Property” shall be deemed to include any Project that is transferred to either Redemption Core Property I LLC or, if applicable, Redemption Core Property II LLC pursuant to the Merger Agreement. Purchaser and Seller shall correct any of the legal descriptions set forth on Exhibits A-1 to A-14 to conform to the legal descriptions contained in any surveys or title commitments obtained by Purchaser with respect to the Projects, subject to GECC’s reasonable approval.”
           5. Purchase Price. Section 1.3 of the Purchase Agreement is hereby deleted in its entirety and is replaced with the following new Section 1.3:
     “SECTION 1.3 Purchase Price. GECC agrees to sell (or cause the sale by Seller) and Purchaser agrees to purchase the Property for the amount equal to (i) one billion six hundred twenty six million dollars ($1,626,000,000.00) minus (ii) an amount equal to the product of (x) the aggregate number of Redemption OP Units (as defined in the Merger Agreement) times (y) forty-five dollars and twenty-five cents ($45.25) minus (iii) the principal amount of the Redemption Core Property I Debt as of the Closing Date and, if applicable, the principal amount of the Redemption Core Property II Debt as of the Closing Date (the “Purchase Price”) (provided, however, that in no event shall the sum of (ii) and (iii) exceed the portion of the Purchase Price allocated to Redemption Core Property I and, if applicable, Redemption Core Property II as reflected on Exhibit C, as such Exhibit C may be amended with GECC’s approval as provided below). At the Closing, Purchaser shall assume the Redemption Core Property I Debt in the event that no Partnership Units (as defined in the Merger Agreement) are tendered in the Redemption (as defined in the Merger Agreement). Exhibit C sets forth the preliminary allocations of the Purchase Price to each Project comprising the Property. Purchaser shall be entitled to revise the preliminary allocations of the Purchase Price prior to Closing, with GECC’s prior written consent, which consent may not be unreasonably withheld; provided, however, that such revised allocations shall not differ substantially from the preliminary allocations set forth on Exhibit C hereto; and provided further, that it shall not be a condition to GECC’s, Seller’s or Purchaser’s obligations to consummate the transactions contemplated hereby that GECC consent to the revised allocations.”

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     6.   Termination of Merger Agreement. Section 1.4(a) of the Purchase Agreement is hereby deleted in its entirety and is replaced with the following new Section 1.4(a):
     “(a) Purchaser acknowledges that it has received an execution copy of the Merger Agreement dated as of December 21, 2005 attached hereto as Exhibit K, but that the Merger Agreement has not been executed and delivered. Purchaser further acknowledges that neither GECC nor its affiliates are the current owners of the Property and that prior to the closing of the Mergers, GECC’s sole rights and remedies with respect to the Property shall be as provided in the Merger Agreement. In the event that (a) on or before 9:15 a.m., Eastern Standard Time, on December 22, 2005, GECC or its affiliate and Arden do not enter into the Merger Agreement in the form attached hereto as Exhibit K or (b) following the execution and delivery thereof, the Merger Agreement is terminated for any reason whatsoever, then, in either event, this Agreement shall automatically terminate and the parties shall have no further liability to each other under this Agreement except for those obligations hereunder that expressly survive termination of this Agreement. Purchaser’s execution of the Merger Agreement shall constitute approval for purposes of this Agreement of the Merger Agreement as signed by Purchaser.”
     7.   Certain Matters Relating to Redemption Core Properties. A new Section 1.6 is hereby added to the Purchase Agreement immediately following Section 1.5, as follows:
     “SECTION 1.6 Certain Matters Relating to Redemption Core Properties. GECC and Purchaser understand and agree as follows with respect to the Redemption Core Properties:
     (a) The Redemption Core Property II Allocated Value shall not exceed the portion of the Purchase Price allocated to such asset as reflected on Exhibit C, as such Exhibit C may be amended with GECC’s approval as provided in Section 1.3 hereof.
     (b) Purchaser shall be solely responsible for arranging any refinancing of the Redemption Core Property I Debt. The terms and conditions of any such refinancing shall be subject to GECC’s approval, not to be unreasonably withheld. Any such refinancing shall be absolutely non-recourse to Arden and GECC; and Purchaser shall be responsible for all charges and costs associated with the such financing except as expressly provided in Section 4.5(b)(iii) and (iv) hereof.
     (c) If Purchaser is required to obtain Redemption Core Property II Debt pursuant to the Merger Agreement, then Purchaser shall be solely responsible for arranging such financing. The terms and conditions of any such financing shall be subject to GECC’s approval, not to be unreasonably withheld. Any such financing shall be absolutely non-recourse to Arden and GECC; and Purchaser and GECC shall each pay one-half (1/2) of the charges and costs of obtaining such financing.
     (d) Proceeds equal to the principal amount of any refinancing of the Redemption Core Property I Debt and, if applicable, proceeds equal to the principal amount of the Redemption Core Property II Debt shall be distributed to Arden prior to any conveyance of interests in Redemption Core Property I LLC or Redemption Core Property II LLC pursuant to the Merger Agreement.”

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     8. Permitted Exceptions.
     Section 2.2(a) of the Purchase Agreement is hereby deleted in its entirety and is replaced with the following new Section 2.2(a):
“(a) those matters defined as Permitted Liens in the Merger Agreement (excluding any liens securing funded mortgage loan debt other than the Redemption Core Property I Debt and, if applicable, the Redemption Core Property II Debt (as such terms are defined in the Merger Agreement));”
     Section 2.2(e) of the Purchase Agreement is hereby deleted in its entirety and is replaced with the following new Section 2.2(e):
“(e) items shown on the Title Information (excluding any liens securing funded mortgage loan debt other than the Redemption Core Property I Debt and, if applicable, the Redemption Core Property II Debt); and”
     9. Time and Place. The second paragraph of Section 4.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following paragraph:
     “The Closing shall take place immediately before the Effective Time (as such term is defined in the Merger Agreement) or immediately thereafter so long as Purchaser has not breached any of its material obligations hereunder or under the Merger Agreement.”
     10. Purchaser’s Obligations at Closing. Section 4.3(a) of the Purchase Agreement is hereby amended by deleting the reference to Section 1.4 and inserting in its place a reference to Section 1.5.
     11. Covenants of GECC.
     Section 5.2(a) of the Purchase Agreement is hereby amended by deleting from the third sentence of such Section the phrase “of Seller’s approval or disapproval” and inserting in its place the phrase “of Purchaser’s approval or disapproval”.
     Section 5.2(b) of the Purchase Agreement is hereby deleted in its entirety and is replaced with the following new Section 5.2(b):
“(b) From the time of the execution of the Merger Agreement until the Closing or earlier termination of the Merger Agreement, GECC shall provide to Purchaser a copy of any proposed amendment to Sections 2.02, 2.03, 2.05, 2.06, 2.13, 7.01, 8.03(b), 8.03(d), 8.03(e), 8.05, 8.06, 8.08, 8.10, 8.12, 9.02(e), or 9.04, Article VI, the date set forth in Section 10.01(c), 10.02, the amount of the Termination Fee set forth in Section 10.03(b)(i) or the amount of Parent Expenses set forth in Section 10.03(c) of the Merger Agreement, and GECC shall not agree to any such amendment without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed.”

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     Section 5.2(c) of the Purchase Agreement is hereby amended by deleting from the third sentence of such Section the phrase “of Seller’s approval or disapproval” and inserting in its place the phrase “of Purchaser’s approval or disapproval”.
     12.   GECC’s Default. Section 6.2 of the Purchase Agreement is hereby deleted in its entirety and is replaced with the following new Section 6.2:
     “SECTION 6.2 Default by GECC; Remedies of Purchaser.
     (a) In the event the sale of the Property as contemplated hereunder is not consummated due to GECC’s default under the Merger Agreement, and Purchaser is not in default under this Agreement, Purchaser shall be entitled to receive payment of damages by GECC in an amount not to exceed (x) the lesser of (i) Five Million Dollars ($5,000,000.00) and (ii) the amount of Purchaser Expenses, plus (y) reimbursement of reasonable attorneys’ fees incurred in the enforcement of this Agreement and other enforcement costs. Purchaser hereby waives and relinquishes (1) any right to seek or obtain any remedy against GECC in the event of a default under this Section 6.2(a) other than as specified in this Section 6.2(a) and (2) any right to seek or obtain damages in excess of the maximum amount specified above.
     (b) Solely in the event the closing of the Mergers occurs under the Merger Agreement but the sale of the Property as contemplated hereunder is not consummated due to GECC’s default hereunder, and provided Purchaser is not in default under this Agreement, Purchaser shall be entitled, as its sole remedy for such default, either (i) to terminate this Agreement and institute an action for damages against GECC, including but not limited to, consequential damages, provided, however, that the maximum amount of damages that GECC shall be liable for shall be One Hundred Fifty Million Dollars ($150,000,000.00) plus reimbursement of reasonable attorneys’ fees incurred in the enforcement of this Agreement and other enforcement costs, or (ii) to institute an action for specific performance of GECC’s obligation to require the Seller to convey title to the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of GECC hereunder; provided, however, that if Purchaser is unable to obtain the remedy of specific performance of GECC’s obligation to require the Seller to convey title to the Property to Purchaser, Purchaser shall still be entitled to terminate this Agreement and institute an action for damages against GECC pursuant to clause (i) above. Purchaser hereby waives and relinquishes (1) any right to seek or obtain any remedy against GECC in the event of a default under this Section 6.2(b) other than as specified in this Section 6.2(b) and (2) any right to seek or obtain damages in excess of the maximum amount specified above. Purchaser shall be deemed to have elected to waive its right to specific performance if Purchaser fails to file suit for specific performance against GECC in a court having jurisdiction in the county and state in which the Property is located, on or before the date which is 90 days following the date of the closing of the Mergers.
[Remainder of page intentionally left blank]

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     (c) In respect of this Section 6.2, Purchaser acknowledges and agrees as follows:
          PURCHASER IS AWARE OF THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH SECTION READS AS FOLLOWS:
          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
          PURCHASER HEREBY WAIVES THE PROVISIONS OF SAID SECTION 1542 OF THE CALIFORNIA CIVIL CODE AND THE PROVISIONS OF ANY OTHER APPLICABLE LAWS RESTRICTING THE RELEASE OF CLAIMS WHICH PURCHASER DID NOT KNOW OR SUSPECT TO EXIST AT THE TIME OF RELEASE, WHICH, IF KNOWN, WOULD HAVE MATERIALLY AFFECTED THE DECISION TO AGREE TO THIS RELEASE. PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS TO GECC, SELLER AND THEIR RESPECTIVE AFFILIATES THAT IT HAS HAD ADVICE OF COUNSEL OF ITS OWN CHOOSING IN NEGOTIATIONS FOR AND THE PREPARATION OF THIS AGREEMENT, INCLUDING THE FOREGOING RELEASE, THAT IT HAS READ THE PROVISIONS OF THIS AGREEMENT, INCLUDING THE FOREGOING RELEASE, THAT IT HAS HAD THE FOREGOING RELEASE FULLY EXPLAINED BY SUCH COUNSEL, AND THAT IT IS FULLY AWARE OF ITS CONTENTS AND LEGAL EFFECT.

/s/ THC	/s/ JEP

Purchaser’s Initials	GECC’s Initials

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     13. Property Employees. The compensation and/or severance payments and benefits to be paid by Purchaser pursuant to Section 10.20 of the Purchase Agreement to any Property Employee shall include any retention bonus and severance payments and benefits payable to any Property Employee under the Arden Realty Limited Partnership Retention and Severance Plan.
     14. Certain Typographical Errors. The parties acknowledge that references to the date of the Purchase Agreement appearing in Exhibits E, G and H are incomplete and/or incorrect. Such references will be corrected in the documents executed and delivered at Closing.
     15. No Other Changes. Except as herein expressly amended or otherwise provided, each and every term, condition, warranty and provision of the Purchase Agreement remains in full force and effect, and such are hereby ratified, confirmed and approved by the parties to this Amendment. Without limitation on the foregoing, GECC and Purchaser agree that the Closing Date is not extended or affected by this Amendment.
     16. Miscellaneous. The provisions of Article 10 of the Purchase Agreement, to the extent applicable to this Amendment, shall govern the execution, construction, interpretation and enforcement of this Amendment.
[Signatures commence on the following page]

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first set forth above.

GECC:

GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation

By:	/s/ J. E. Parsons

Name:	J. E. Parsons
Title:	Vice President
This is a signature page to, and may be attached to a master counterpart of, the First Amendment to Purchase and Sale Agreement, dated as of December 21, 2005, between General Electric Capital Corporation, as GECC, and Trizec Holdings Operating LLC, as Purchaser.
[SIGNATURES CONTINUED ON THE FOLLOWING PAGE]
Signature Page to First Amendment to Purchase and Sale Agreement

PURCHASER:

TRIZEC HOLDINGS OPERATING LLC, a Delaware limited liability company

By:	Trizec Properties, Inc., a Delaware corporation, its Managing Member

By:	/s/ Timothy H. Callahan

Name:	Timothy H. Callahan
Title:	President and Chief Executive Officer
This is a signature page to, and may be attached to a master counterpart of, the First Amendment to Purchase and Sale Agreement, dated as of December 21, 2005, between General Electric Capital Corporation, as GECC, and Trizec Holdings Operating LLC, as Purchaser.
Signature Page to First Amendment to Purchase and Sale Agreement

Exhibit K
[Copy of Draft Merger Agreement]